Exhibit 77(q-1)

(a)(1) Amendment No. 7, effective November 22, 2002, to Trust Instrument is incorporated by reference to Post-Effective Amendment No. 24 to the Registrant's Registration Statement on Form N-1A filed on July 29, 2003.

(a)(2) Amendment No. 8, effective June 2, 2003, to Trust Instrument is incorporated by reference to Post-Effective Amendment No. 24 to the Registrant's Registration Statement on Form N-1A filed on July 29, 2003.

(a)(3) Amendment No. 9, effective August 25, 2003, to Trust Instrument is filed herewith.

(a)(4) Amendment No. 10, effective August 25, 2003, to Trust Instrument is filed herewith.

(e)(1) Sub-Advisory Agreement dated August 1, 2003 between ING Investments, LLC and Aeltus Investment Management, Inc. is incorporated by reference to Post-Effective Amendment No. 24 to the Registrant's Registration Statement on Form N-1A filed on July 29, 2003.